Exhibit (i)(55)

CONSENT OF DECHERT LLP

We hereby consent to the reference to our firm under the headings “General Information—Other Information” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, each comprising a part of Post-Effective Amendment No. 2,613 to the Form N-1A Registration Statement of VanEck Vectors ETF Trust, File No. 333-123257. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP

New York, New York

August 24, 2018